Filed Pursuant to Rule 433

Registration No. 333-224523

BANK OF AMERICA CORPORATION

PREFERRED STOCK, SERIES MM

$1,100,000,000

1,100,000 Depositary Shares, Each Representing a 1/25th Interest in a Share of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series MM

FINAL TERM SHEET

Dated January 21, 2020

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/25th interest in a share of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series MM

Expected Ratings:	Baa3 (Moody’s) / BBB- (S&P) / BBB- (Fitch)

Size:	$1,100,000,000 ($1,000 per Depositary Share)

Public Offering Price:	$1,000 per Depositary Share

Maturity:	Perpetual

Trade Date:	January 21, 2020

Settlement Date:	January 24, 2020 (T+3)

Dividend Rate (Non-Cumulative):	From, and including, January 24, 2020 to, but excluding, January 28, 2025 (the “Fixed Rate Period”), 4.300% and from, and including, January 28, 2025 (the “Floating Rate Period”), the Base Rate plus 266.4 basis points

Base Rate:	Three-Month U.S. dollar LIBOR (Reuters Page LIBOR01), subject to replacement as described in the preliminary prospectus supplement dated January 21, 2020 (“Preliminary Prospectus Supplement”)

Dividend Payment Dates:	During the Fixed Rate Period, January 28 and July 28 of each year beginning July 28, 2020 and ending January 28, 2025, subject to adjustment in accordance with the following unadjusted business day convention. During the Floating Rate Period, January 28, April 28, July 28 and October 28 of each year beginning April 28, 2025, subject to adjustment in accordance with the modified following business day convention (adjusted).

Day Count:	30/360 during the Fixed Rate Period, Actual/360 during the Floating Rate Period

Business Days:	New York/Charlotte during the Fixed Rate Period, New York/Charlotte/London during the Floating Rate Period

Optional Redemption:	Anytime on or after January 28, 2025 and earlier upon certain events involving a capital treatment event as described and subject to limitations in the Preliminary Prospectus Supplement

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Commonwealth Bank of Australia

Danske Markets Inc.

The Huntington Investment Company

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Nordea Bank ABP

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

UniCredit Capital Markets LLC

Junior Co-Managers:	Academy Securities, Inc. American Veterans Group, PBC Apto Partners, LLC R. Seelaus & Co., LLC

CUSIP / ISIN for the Depositary Shares:	060505FQ2 / US060505FQ25

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Preliminary Prospectus Supplement and the prospectus dated June 29, 2018) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the prospectus supplement and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.